EXHIBIT 10.45

BARRETT BUSINESS SERVICES, INC.

AMENDED AND RESTATED

ANNUAL CASH INCENTIVE AWARD PLAN

THIS AMENDED AND RESTATED ANNUAL CASH INCENTIVE AWARD PLAN (the "Plan") was initially adopted by Barrett Business Services, Inc., a Maryland corporation ("Corporation"), effective March 7, 2014, and amended and restated effective February 25, 2019, for awards made in 2019 and thereafter.  Capitalized terms that are not otherwise defined herein have the meanings set forth in Section 6.

SECTION 1.
PURPOSE

The purpose of the Plan is to attract and retain capable executives, to motivate selected key employees of the Corporation to attain and maintain high standards of performance, and to encourage executives to achieve specific business goals established by the Corporation.

SECTION 2.
ELIGIBILITY

Any key executive of the Corporation who is designated by the Committee as being eligible to participate in the Plan will be eligible to participate in the Plan.

SECTION 3.
INCENTIVE AWARDS

3.1Target Award.  Each Award opportunity will specify a targeted incentive opportunity (the "Target Award") expressed either as a dollar amount or as a percentage of a Participant's regular annualized base salary.

3.2Incentive Awards.  The amount paid for each Award will be equal to the product of the Total Success Percentage for the Participant for the Plan Year multiplied by the Participant’s Target Award for the Plan Year.  However, in no event may a Participant's Award payment for a Plan Year exceed the lesser of (i) 200 percent of the Participant's Target Award, or (ii) $2,000,000.

3.3Performance Goals.  The Committee may establish performance Goal(s) applicable to each Award.

3.4Weighting of Goals.  Each Goal will be weighted with a Weighting Percentage so that the total Weighting Percentages for all Goals used to determine a Participant's Award is 100 percent.

3.5Achievement Percentage.  Each Goal will also specify the Achievement Percentages (ranging from 0 to 200 percent) to be used in computing the payment of an Award based upon the extent to which the particular Goal is achieved.  Achievement Percentages for a particular Goal may be based on:

(a)An "all or nothing" measure that provides for a specified Achievement Percentage if the Goal is met, and a zero Achievement Percentage if the Goal is not met;

(b)Several levels of performance or achievement (such as a threshold level, a target level, and a maximum level) that each correspond to a specified Achievement Percentage; or

(c)Continuous or numerical measures that define a sliding scale of Achievement Percentages.

3.6Computation of Awards.  As soon as possible after the completion of each Plan Year, a computation will be made for each Participant of:

(a)The extent to which Goals were achieved and the corresponding Achievement Percentages for each Goal:

(b)A Weighted Achievement Percentage for each Goal equal to the product of the Achievement Percentage and the Weighting Percentage for that Goal;

(c)The Total Success Percentage equal to the sum of all the Weighted Achievement Percentages for all the Participant's Goals; and

(d)An Award amount equal to the product of the Total Success Percentage and the Participant's Target Award.

3.7Right to Receive Award.  A Participant must continue Employment with Corporation through the date an Award is paid (the "Payment Date") in order to be entitled to receive the Award. Awards may be subject to such additional requirements regarding length of employment as may be specifically approved by the Committee. If a Participant terminates Employment with Corporation before the Payment Date for a reason other than death or Disability, the Participant will not be entitled to any Award for the Plan Year.  If a Participant terminates Employment with Corporation before the Payment Date due to death or Disability, the Participant or the Participant’s beneficiary or estate may be entitled to receive a prorated Award, as finally determined under the Plan.

3.8Payment of Awards.  Each Participant's Award will be paid in cash in a lump sum within 30 days after the amount of the Award has been determined, and in no case later than the 15th day of the third month following the end of the calendar year in which the Award is no longer subject to substantial risk of forfeiture as that term is defined in Treasury Regulation Section 1.409A-1(d).  Payment of any Award may be made subject to such additional restrictions or limitations, in addition to those related to the attainment of performance Goals, as may be expressly provided for by the Committee and made applicable to such Award. As permitted by the Committee, a Participant may, in accordance with Section 409A of the Code, voluntarily defer receipt of an Award under the terms of the Deferred Compensation Plan.

SECTION 4.
ADMINISTRATION

The Plan will be administered by the Committee.  Subject to the terms and conditions of the Plan, the Committee is authorized, in its sole discretion, to: select Employees who will be granted Awards; approve the Target Awards for all Participants; approve Goals and Achievement Percentages for the Goals; construe and interpret the Plan and any Award; and make any other determinations that it believes necessary or advisable for the administration of the Plan.

SECTION 5.
MISCELLANEOUS

5.1Nonassignability of Benefits.  A Participant's benefits under the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

5.2No Right of Continued Employment.  Nothing in the Plan will confer upon any Participant the right to continued Employment with Corporation or interfere in any way with the right of Corporation to terminate the person's Employment at any time.

5.3Withholding.  The Corporation will withhold from any payment under the Plan any amount required to satisfy applicable tax and other legally or contractually required withholdings.

5.4Code Section 409A.  This Plan is intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Plan being "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and all provisions of this Plan shall be interpreted in a manner consistent with preserving this exemption.

5.5Clawback. In the event that there is a subsequent change in the Corporation's audited financial statements that affects the extent to which Goals were satisfied, a Participant will be required to repay to the Corporation any amount that was previously paid to the Participant to the extent that a given Achievement Percentage previously determined by the Committee was not, after such change, achieved. Compensation paid to a Participant pursuant to an Award under this Plan will also be subject to recoupment, to the extent the amount to be recovered would be greater, in accordance with any clawback policy of the Corporation in effect from time to time, as well as any similar requirement of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securities exchange under any such law.

5.6Amendments and Termination.  The Committee has the power to terminate or to amend this Plan at any time and in any manner that it may deem advisable, provided that the termination or amendment of the Plan will not adversely affect the rights of a Participant under an Award granted under the Plan.

SECTION 6.
DEFINITIONS

For purposes of this Plan, the following terms have the meanings set forth in this Section 6:

"Achievement Percentage" means a percentage (from 0 to 200 percent) corresponding to a specified level of achievement or performance of a particular Goal, as provided in Section 3.5.

"Award" means an incentive award under the Plan.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation Committee of the Board.

"Corporation" means Barrett Business Services, Inc., a Maryland corporation.

"Deferred Compensation Plan" means the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan or a similar or successor plan or other arrangement for the deferral of compensation specified by the Committee.

"Disability" means the condition of being permanently unable to perform Participant's duties for Corporation by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

"Employee and Employment" both refer to service by Participant as a full-time or part-time employee of Corporation, and include periods of illness or other leaves of absence authorized by Corporation.

"Goal" means an element of performance used to determine Awards under the Plan as provided in Section 3.3.

"Participant" means an eligible employee selected to participate in the Plan for all or a portion of a Plan Year.

"Plan Year" means a calendar year.

"Target Award" means the targeted incentive award for a Participant for a Plan Year as provided in Section 3.1.

"Total Success Percentage" means the sum of the Weighted Achievement Percentages for all of the Goals for an Award.

"Weighted Achievement Percentage" means the product of the Achievement Percentage and the Weighting Percentage for a Goal as provided in Section 3.6.

"Weighting Percentage" means a percentage (from 0 to 100 percent) applied to weight a Goal as provided in Section 3.4.

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